EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports 2010 Earnings and Declares Dividend

MILLERSBURG, Pa., Jan. 27, 2011 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the fourth quarter of $613,000, or $0.17 per common share, an increase of 116.6% over the net loss available to common shareholders of ($3,684,000), or ($1.06) per common share, reported during the same period of 2009. Mid Penn's net income available to common shareholders for the year ended December 31, 2010 was $2,234,000, or $0.64 per common share, an increase of 179.5% over the net loss available to common shareholders of ($2,809,000), or ($0.81) per common share, reported for the year ended December 31, 2009. Mid Penn also reported increases of $31,447,000, or 11.0%, in total deposits and $54,967,000, or 5.2%, in total assets at December 31, 2010 versus December 31, 2009.

2010 Financial Highlights
(dollars in thousands, except per share data)

			Change
	12/31/10	12/31/09	$	%

Total Assets	$ 637,457	$ 606,010	$ 31,447	5.2%

Total Loans (net)	460,674	472,699	(12,025)	-2.5%

Total Deposits	554,982	500,015	54,967	11.0%

	Quarter Ended				Year-to-Date Ended
			Change				Change
	12/31/10	12/31/09	$	%	12/31/10	12/31/09	$	%

Net Interest Income	$ 4,993	$ 4,675	$ 318	6.8%	$ 19,506	$ 18,032	$ 1,474	8.2%

Net Income (Loss) Available to Common Shareholders	613	(3,684)	4,297	116.6%	2,234	(2,809)	5,043	179.5%

Diluted Earnings (Loss) per Common Share	0.17	(1.06)	1.23	116.0%	0.64	(0.81)	1.45	179.0%

Return on Average Equity	5.96%	-27.94%	N/A	121.3%	5.71%	-4.43%	N/A	228.8%

President's Statement

It is with great pleasure I announce today that Mid Penn Bancorp, Inc. is declaring a cash dividend of $0.05 per share on our common stock based upon both our results of operations for the 4th quarter and year ended December 31, 2010, the results of which are summarized above.  While 2010 presented us with asset quality, economic, regulatory, and legislative challenges, we still managed an improvement in net income available to common shareholders of $5,043,000, or $1.45 per common share, over our 2009 results.  The success of 2010 versus 2009 is attributed to better overall performance in asset quality, net interest income improvement as a result of solid deposit growth, and a mission-critical-only spending policy.

With the relative success of 2010 fresh in our minds, we enter 2011 knowing that we will again be presented with many challenges, most of which are out of our immediate control.  We are ready to address all those challenges with a great strategic plan, a laser-focused Board of Directors and Senior Management Team, and the best group of employees in Central Pennsylvania.

I would also like to use this opportunity to express a note of appreciation to our existing Shareholders, who have waited patiently over the last five quarters as we navigated new waters and dealt with our legacy asset quality issues.  We feel confident about the "look through the windshield" and hope you share this confidence.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC").  Accordingly, the financial information in this announcement is subject to change.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "anticipate", "intend", "plan", "believe", "estimate", and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets;
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

CONTACT: Mid Penn Bancorp, Inc.
         Rory G. Ritrievi, President
         Chief Executive Officer
         Kevin W. Laudenslager, President Northern Region
         Chief Operating Officer
         (717) 692-2133
         349 Union Street
         Millersburg, PA  17061